EXHIBIT 99.2

Leafly Holdings, Inc. Announces Appointment of Two Cannabis Industry Veterans to Its Board

SEATTLE--(BUSINESS WIRE)-- March 28, 2024 – Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), a leading online cannabis discovery marketplace and resource for cannabis consumers, today announced the appointment of Jeffrey Monat and Andres Nannetti to its Board of Directors, effective March 25, 2024. Both individuals bring decades of operational and financial expertise to the board as the Company looks to build a more durable business and strengthen its financial position.

Mr. Monat has been an investor in cannabis companies since 2013, funding both cultivation and ancillary businesses. He has served as an independent director of Lowell Farms Inc. (OTCQX:LOWLF) since January 2022 and has extensive capital markets experience. Mr. Nannetti brings more than twenty-five years of domestic and international business leadership. He also has experience as both CEO of companies and private equity principal investor for organizations that span the entire cannabis sector from cultivation to manufacturing.

“We are very pleased to welcome Jeff and Andres to our Board,” said Yoko Miyashita, CEO of Leafly. “This group blends together an excellent set of skills and experience with connections throughout the cannabis industry. Their expertise will help advance Leafly’s position as a leader in legal cannabis, generating additional value for all our stakeholders. The entire leadership team looks forward to working with them.”

The Company also announced today that board chair, Michael Blue, resigned from the board effective at the time Messrs. Monat and Nannetti were appointed, and Alan Pickerill was appointed chair of the board.

“I believe Jeff and Andres bring a high level of financial, operational, and board expertise that will help Leafly navigate the current business environment in the cannabis industry,” said Alan Pickerill, chair of the board. “We are pleased to welcome them to the Board and look forward to collaborating as we continue to build Leafly’s foundation for future success.”

About Leafly

Leafly helps millions of people discover cannabis each year. Leafly's powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

Contacts

Media

pr@leafly.com

Investors

ir@leafly.com

Source: Leafly Holdings, Inc.